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                                                                    Exhibit 99-b


                            STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT, dated as of June 12, 2001 (the "Option Agreement"), between VIRGINIA COMMONWEALTH FINANCIAL CORPORATION, a Virginia corporation ("VCFC"), and VIRGINIA FINANCIAL CORPORATION, a Virginia corporation ("VFNL").

                                  WITNESSETH

     WHEREAS, the Boards of Directors of VFNL and VCFC have unanimously approved the strategic business affiliation of their companies through the merger of VCFC and VFNL (the "Merger") and the continued operation of the combined company under the name "Virginia Financial Group, Inc.", pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated June 12, 2001, and a related Plan of Merger (together referred to herein as the "Merger Agreement"), which agreement was executed and delivered immediately before the execution and delivery of this Option Agreement; and

     WHEREAS, as a condition to and as consideration for VFNL's entry into the Merger Agreement and to induce such entry, VCFC has agreed to grant to VFNL the option set forth herein to acquire authorized but unissued shares of VCFC Common Stock.

     NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

                                   ARTICLE 1
                           Option to Purchase Shares

     1.1           Grant of Option.

     SubJect to the terms and conditions set forth herein, VCFC hereby grants to VFNL an irrevocable option (the "Option") to acquire up to 459,656 shares of VCFC Common Stock at a price of $29.45 per share (the "Exercise Price") in exchange for the consideration provided in Section 1.3 hereof; provided, however, that in the event VCFC issues or agrees to issue any shares of VCFC Common Stock (other than as permitted under this Option Agreement and the Merger Agreement) at a price less than $29.45 per share (as adjusted pursuant to
Section 3.1 hereof), the Exercise Price shall be equal to such lesser price. Notwithstanding anything else in this Option Agreement to the contrary, the number of shares of VCFC Common Stock subject to the Option shall be reduced if and to the extent necessary so that the number of shares for which this Option
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is exercisable shall not exceed 19.9% of the issued and outstanding shares of
VCFC Common Stock, before giving effect to the exercise of the Option. The number of shares of VCFC Common Stock that may be received upon the exercise of the Option is subject to adjustment as set forth herein. VCFC shall make proper provision so that each share of VCFC Common Stock issued upon exercise of the Option shall be accompanied by the applicable number of rights under the Rights Agreement, dated September 10, 1998, between Second National Financial Corporation (predecessor to VCFC) and Registrar and Transfer Company.

     1.2  Exercise of Option.

     (a) Subject to compliance with applicable law and regulation, VFNL may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing.

     (b) VCFC shall notify VFNL promptly in writing of the occurrence of any transaction, offer or event giving rise to a Purchase Event. If more than one of the transactions, offers or events giving rise to a Purchase Event is undertaken or effected by the same person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act or occurs at the same time, then all such transactions, offers and events shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereof until all such transactions are terminated or abandoned by such person and all such events have ceased or ended.

     (c) In the event that VFNL wishes to exercise the Option, it shall send VCFC a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will acquire pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such transaction (the "Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such acquisition, VFNL shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

     (d) The Option shall expire and terminate, to the extent not previously exercised, upon the earlier of: (i) the Effective Date of the Merger; (ii) upon termination of the Merger Agreement in accordance with the provisions thereof, other than a termination based upon, following or in connection with either (A) a material breach by VCFC of a Specified Covenant (as defined below) or (B) the failure of VCFC to obtain shareholder approval of the Merger Agreement by the vote required under applicable law, in the case that either (A) or (B) follow the occurrence of a Purchase Event; or (iii) 12 months after termination of the Merger Agreement based upon a material breach by VCFC of a Specified Covenant or the failure of VCFC to obtain shareholder approval of

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the Merger Agreement by the vote required under applicable law, in either case following the occurrence of a Purchase Event.

     (e) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) VCFC or any of its Subsidiaries, without having received VFNL's prior written consent, shall have entered into an agreement with any person to (A) acquire, merge or consolidate, or enter into any similar transaction, with VCFC or any Subsidiary thereof, (B) purchase, lease or otherwise acquire all or substantially all of the business, assets or deposits of VCFC or any Subsidiary thereof, or (C) purchase or otherwise acquire directly from VCFC or any Subsidiary thereof securities representing 10% or more of the voting power of VCFC or such Subsidiary;

          (ii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of VCFC Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder); or

          (iii) any person shall have made a bona fide proposal to VCFC by public announcement or written communication that is or becomes the subject of public disclosure to acquire VCFC by merger, share exchange, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the Board of Directors of VCFC shall have recommended that the shareholders of VCFC approve or accept such proposal and not the Merger Agreement.

     (f) As used herein, "Specified Covenant" means any covenant or agreement contained in the Merger Agreement.

     1.3  Payment and Delivery of Certificates.

     (a) At the Closing Date, VFNL shall tender certified funds in an amount equal to the aggregate purchase price based on the Exercise Price for the number of shares with respect to which VFNL is exercising the Option.

     (b) At such closing, VCFC shall deliver to VFNL a certificate or certificates representing the number of shares of VCFC Common Stock exchanged for the Exercise Price and VFNL shall deliver to VCFC a letter agreeing that VFNL will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

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     (c)  Certificates for VCFC Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

                    "The transfer of the shares represented by this Certificate is subject to certain provisions Of an agreement between the registered holder hereof and Virginia Commonwealth Financial Corporation and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of Virginia Commonwealth Financial Corporation. A copy of such agreement will be provided to the holder thereof without charge upon receipt by Virginia Commonwealth Financial Corporation of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if VFNL shall have delivered to VCFC a copy of a letter from the staff of the Securities and Exchange Commission (the "SEC"), or an opinion of counsel, in form and substance satisfactory to VCFC, to the effect that such legend is not required for purposes of the Securities Act.

                                   ARTICLE 2
                        Representations and Warranties

     2.1  Representations and Warranties of VCFC.

     VCFC hereby represents and warrants to VFNL as follows:

     (a) VCFC shall at all times maintain sufficient authorized but unissued shares of VCFC Common Stock so that the Option may be exercised without authorization of additional shares of VCFC Common Stock.

     (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

     2.2  Representations and Warranties of VFNL.

     VFNL hereby represents and warrants to VCFC that any shares acquired by VFNL upon exercise of the Option will not be acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

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                                   ARTICLE 3
                  Adjustments Upon Changes In Capitalization

     3.1. Adjustment Upon Changes in Capitalization.

     In the event of any change in VCFC Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of VCFC Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement or pursuant to the exercise of warrants or options to acquire shares of VCFC Common Stock outstanding as of the date of the Merger Agreement or that may be issued after the date of the Merger Agreement without constituting a breach thereof), the number of shares of VCFC Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of VCFC Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option or any shares issued pursuant to the exercise of options to acquire shares of VCFC Common Stock outstanding as of the date of the Merger Agreement or that may be issued after the date of the Merger Agreement without constituting a breach thereof. Nothing contained in this Section 6 shall be deemed to authorize VCFC to breach any provision of the Merger Agreement.

                                   ARTICLE 4
                              Registration Rights

     4.1  Registration Rights.

     VCFC shall, if requested by VFNL, as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of VCFC Common Stock that are acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by VFNL. VFNL, at its own expense, shall provide all information reasonably requested by VCFC for inclusion in any registration statement to be filed hereunder. VCFC will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the date on which such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 4.1 shall be at VCFC's expense except for underwriting commissions and the fees and disbursements of VFNL's counsel attributable to the registration of such VCFC Common Stock. A second registration statement may be requested hereunder at VFNL's expense. In no event shall VCFC be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by VCFC of VCFC Common Stock. If requested by VFNL, in connection with any such registration, VCFC will become a party to any underwriting agreement relating to the sale

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of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from VFNL or an assignee of VFNL under this Section 4.1, VCFC agrees to send a copy thereof to VFNL and to any assignee of VFNL known to VCFC, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

                                   ARTICLE 5
                                 Miscellaneous

     5.1  Severability.

     If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option Agreement will not permit the holder to acquire the full number of shares of VCFC Common Stock provided in Section 1.1 hereof (as adjusted pursuant to Section 3.1 hereof), it is the express intention of VCFC to allow the holder to acquire, or to require VCFC to repurchase, to the extent permitted under applicable law and without having to borrow funds or otherwise raise capital to the extent that VCFC would thereafter not be considered a "well-capitalized" institution under federal banking laws, such number of shares as may be necessary to comply with such court or regulatory agency's determination of the permissible number of shares, without any amendment or modification hereof.

     5.2  Expenses.

     Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     5.3  Entire Agreement.

     Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

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     5.4  Assignment.

     Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that VFNL may assign in whole or in part the Option and other benefits and obligations hereunder without limitation to any of its wholly-owned subsidiaries, and VFNL may assign in whole or in part the Option and other benefits and obligations hereunder without limitation in the event a Purchase Event shall have occurred and VFNL shall have delivered to VCFC a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to VCFC, to the effect that such assignment will not violate the requirements of the Securities Act; provided that prior to any such assignment, VFNL shall give written notice of the proposed assignment to VCFC, and within 48 hours of such notice of a bona fide proposed assignment, VCFC may purchase the Option within 30 days of such notice at a price and on other terms at least as favorable to VFNL as that set forth in the notice of assignment.

     5.5  Notices.

     All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the address provided for in or pursuant to Section 8.5 of the Merger Agreement.

     5.6  Counterparts.

     This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     5.7  Specific Performance.

     The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

     5.8  Governing Law.

     This Option Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflicts of laws principles thereof.

     5.9  Definitions.

     Capitalized terms used but not defined herein and defined in the Merger Agreement shall have the same meanings as in the Merger Agreement.

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     IN WITNESS WHEREOF, each of the parties hereto has executed this Option
Agreement as of the day and year first written above.


                         VIRGINIA COMMONWEALTH FINANCIAL CORPORATION



                         By:  /s/ O. R. Barham, Jr.
                              ----------------------------------
                              O. R. Barham, Jr.
                              President and Chief Executive Officer



                         VIRGINIA FINANCIAL CORPORATION



                         By:  /s/ Harry V. Boney, Jr.
                              -----------------------------------
                              Harry V. Boney, Jr.
                              Chairman of the Board and President

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